LNH REIT, Inc.

Exhibit 2(h)





PROMISSORY NOTE





April 20, 1995

$2,200,000.00									          Houston, Texas







	FOR VALUE RECEIVED, the undersigned, ELEKTRA ENTERPRISES, INC., a Texas corporation, and David Angel, an individual resident of the State of Texas (collectively, "Maker"), hereby promises to pay to the order of LNH Reit, Inc., a Maryland real estate investment trust ("Lender"), payable at Lender's office located at 300 One Jackson Place, 188 East Capitol Street, Jackson,
Mississippi 39201 (Post Office Box 22728, Jackson, Mississippi,
39225-2728), in immediately available funds and in lawful coin or currency of the United States of America which shall be legal tender for payment of all debts and dues, public and private, the principal sum of TWO MILLION TWO HUNDRED THOUSAND AND NO/100
DOLLARS ($2,200,000.00), together with interest on the unpaid principal balance at the rate of (i) nine and one-half percent
(9.5%) per annum from the date hereof until March 31, 1998, and
(ii) the lesser of one and one-half percent (1.5%) above the Texas Commerce Bank prime rate or twelve percent (12.0%) (the
"Rate") beginning April 1, 1998 until paid in full. In the event such bank discontinues the practice of announcing the Prime Rate, the "Prime Rate" shall mean the highest rate charged by such bank on short term, unsecured loans to its most credit-worthy large corporate borrowers.



	 1. Repayment. Unless accelerated pursuant to the terms hereof, the principal of this Note together with accrued and unpaid interest on the principal balance of this Note shall be due and payable as follows:



		a. Six (6) semi-annual payments of One Hundred Sixteen Thousand One Hundred Twelve and 04/100 Dollars ($116,112.04), commencing on the first day of October 1995 and continuing on a semi-annual basis on the first day of April and October thereafter; and



		b. one principal payment of $23,968.46, plus accrued interest, shall be due and payable on October 1, 1998; and



		c. the entire unpaid balance of principal and accrued interest balance hereof shall be due and payable in full on April 1, 1999.



	 2. Late Payment Charges. In the event that Maker is more than fifteen (15) days late in the payment of any portion of principal and interest hereunder as and when the same is or becomes due, Maker shall pay a late payment charge in the amount of four percent (4%) of the amount of any delinquency if such delinquency is not paid in full as and when each payment of principal and interest is due hereunder. Only one late payment charge may be charged with respect to any specific semi-annual and no such late payment charge may be collected on a partial payment resulting solely from the deduction of a late payment charge. In no event shall the late payment charge exceed the maximum rate allowable by law.



	 3. Non-Recourse. Except as provided below in this Section , in seeking payment of the indebtedness or the payment or performance of monetary obligations under this Note, Lender agrees to look solely to the Deed of Trust and to any other security now or hereafter given in respect to the indebtedness. Lender further agrees that except as provided below it will neither seek nor accept any deficiency or other money judgment against the Maker or its directors, shareholders, officers or other representatives. Nothing in this Note shall be construed, however, to affect, limit or impair any other rights or remedies of the Lender against the Property under the terms of the Deed of Trust or under the terms of any other instrument given to secure payment of this Note. Nor shall this Section prevent the joining of Maker in a request for injunctive or other relief, so long as Maker is not held liable under such action, except as permitted hereunder. However, nothing contained in this paragraph shall be deemed to impede or prejudice the rights of the Lender under this Note or the Deed of Trust:



		(a) to recover any losses, damages or costs incurred or suffered by Lender as a result of fraud or material misrepresentation by Maker, its agents or representatives;



		(b) to recover any condemnation proceeds, or other funds or payments attributable to the Property, held as security for the Note, which come under Maker's control and which are not applied as required by the terms of the Deed of Trust;



		(c) to recover the value of any Improvements removed from the Property by Maker under the Deed of Trust after an Event of Default occurs; or



		(d) to recover interest accruing on any of the Indebtedness from and after thirty (30) days after the occurrence of an Event of Default and the expiration of any applicable grace period;
provided, however, this subparagraph (d) shall not apply if Grantor surrenders possession and title to Lender within such thirty (30) day period.



Maker shall be personally liable for all amounts recoverable under the foregoing subparagraphs (a) through (d), which shall include, without limitation, reasonable attorneys' fees and other costs incurred by Lender in exercising its remedies under the foregoing. The obligations of Maker shall survive an action for foreclosure, a sale under power of sale, a deed in lieu of foreclosure or any other form of enforcement of or collection on the security of the Note.



	 4. Default Rate. In the event a default occurs in the timely payment of any portion of principal and interest hereon as and when the same is or becomes due and such payment is not made by Maker within ten (10) calendar days after written demand is given to Maker, or if an event of default shall occur under the Deed of Trust and such default remains uncured for a period of thirty (30) days after Lender gives maker written notice thereof, then, at the option of the Lender, all amounts then outstanding hereunder or under the Deed of Trust shall bear interest for the period beginning with the date of occurrence of such default at a rate of three percent (3.0%) per annum above the Rate, but in no event, to exceed the highest lawful rate.



	 5. Prepayment. Maker shall have the privilege of prepaying the whole amount due hereunder or any portion thereof at any time before maturity without premium or penalty. All payments of principal and interest hereunder shall be first applied to accrued interest, if any, and then to principal installment or installments next maturing.



	 6. Vendor's Lien. This Note is secured by a vendor's lien and superior title retained in the Special Warranty Deed of even date herewith executed by Lender as Grantor therein, and by a Deed of Trust and Security Agreement of even date herewith executed by Maker as Grantor therein, covering certain property in Harris County, Texas, as more particularly described therein.



	 7. No Usury Intended; Spreading. Notwithstanding any provision to the contrary contained in this Note, it is expressly provided that in no case or event shall the aggregate of (i) all interest on the unpaid balance of this Note, accrued or paid from the date hereof and (ii) the aggregate of any other amounts accrued or paid pursuant to this Note, which under applicable laws are or may be deemed to constitute interest upon the indebtedness evidenced by this Note from the date hereof, ever exceed the highest lawful rate. In this connection, it is expressly stipulated and agreed that it is the intent of the Maker and the Lender to contract in strict compliance with the applicable usury laws of the State of Texas and of the United States, whichever from time to time permit the higher rate of interest. In furtherance hereof, none of the terms of this Note shall ever be construed to create a contract to pay, as consideration for the use, forbearance or detention of money, interest at a rate in excess of the highest lawful rate. The Maker or other parties now or hereafter becoming liable for payment of the indebtedness evidenced by this Note shall never be liable for interest in excess of the highest lawful rate.
If, for any reason whatever, the interest paid or received on this Note during its full term produces a rate which exceeds the highest lawful rate, the holder of this Note shall refund to the payor or, at the holder's option, credit against the principal of this Note such portion of said interest as shall be necessary to cause the interest paid on this Note to produce a rate equal to the highest lawful rate. All sums paid or agreed to be paid to the holder of this Note for the use, forbearance or detention of the indebtedness evidenced hereby shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread in equal parts throughout the full term of this Note.
 The provisions of this paragraph shall control all agreements, whether now or hereafter existing and whether written or oral, between the Maker and the Lender.



	 8. Default. The occurrence of any one or more of the following events shall constitute a default under this Note, whereupon Lender or any holder hereof may, at its, his or her option, exercise any or all rights, powers and remedies afforded under any loan, credit or security agreement with Lender, all other instruments evidencing, securing or guaranteeing this Note and by law, including the right to declare the unpaid balance of principal and accrued interest on this Note at once mature, due and payable and to offset against the amounts then owing under this Note or any and all monies, securities, notes and other properties of the Maker in the possession, custody or control of, or on deposit with, or otherwise pledged or owed to Lender or any other holder hereof, including, without limitation, all such monies, securities, notes and other properties held in general or special accounts or for safekeeping or as collateral or otherwise by Lender:



		a. Maker shall fail to pay the principal and interest due under this Note as and when the same becomes due and payable and/or performable after giving effect to the fifteen (15) day grace period for the payment of principal and interest hereunder, whether by acceleration or otherwise; or



		b. should Maker: (i) voluntarily suspend transaction of business; (ii) file a voluntary petition in bankruptcy or a voluntary petition seeking reorganization; (iii) make an assignment for the benefit of creditors; or (iv) apply for or consent to the appointment of any receiver or trustee for all or any substantial portion of the property of Maker; or



		c. in respect of Maker: (i) an involuntary petition shall be filed with any court or other authority seeking reorganization or a creditor's arrangement of Maker or the adjudication of Maker as bankrupt or insolvent; (ii) an order of any court or other authority shall be entered appointing any receiver or trustee for Maker or for all or any substantial portion of the property of Maker; (iii) a writ or warrant of attachment or any similar petition shall be issued by any court or other authority against all or any substantial portion of the property of Maker and such petition seeking reorganization, creditor's arrangement or adjudication or such order appointing a receiver or trustee is not vacated or stayed, or such writ, warrant of attachment or similar process is not vacated, released or bonded within thirty
(30) days after its entry or levy; (iv) a notice of lien, levy or assessment is filed of record to all or any portion of Maker's assets by the United States, or any department, agency or instrumentality thereof, or by any state, county, municipal or other governmental agency or if any taxes or debts owing at any time or times hereafter to any one of them becomes a lien or encumbrance upon the collateral pledged as security for this Note, or any other asset of Maker and the same is not dismissed, released or discharged within thirty (30) days after the same becomes a lien or encumbrance or, in the case of ad valorem taxes, prior to the last day when payment may be made without penalty; or



		d. Maker shall be prevented or relieved by any governmental authority from performing or observing any material term, covenant or condition of this Note; or



		e. any action, suit or proceeding shall be commenced by or on behalf of Maker, involving the validity or enforceability of this Note, at law or in equity, or before any governmental authority, which in the reasonable judgment of Lender, impairs or would impair Lender's ability to collect the secured indebtedness when due or the enforceability of this Note.



	 9. No Waiver by Lender. No delay or omission on the part of Lender, or any other holder, in exercising any right hereunder or related to the obligations evidenced hereby shall operate as a waiver of such right or of any other right. A waiver on any one occasion shall not be construed as a bar to or waiver of any such right and/or remedy on any future occasion.



	 10. Right of Setoff. Maker agrees that any monies or other property at any time in the possession of Lender belonging to Maker and any other sums at any time due from Lender to Maker, may at all times, at the option of Lender, be held and treated as collateral security for the payment of any liability of Maker to Lender, whether due or not due, and Lender may, at its sole option and at anytime before or after default, setoff the amount due or to become due hereon against any claim of Maker against Lender.



	 11. Waiver. Maker hereby waives presentment, demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or endorsement of this Note.



	 12. Paragraph Headings. Paragraph headings appearing in this Note are for convenience of reference only and shall not be used to interpret, expand or limit the meaning of any provision of this Note.



	 13. Governing Law. This Note shall be governed by and construed in accordance with the laws of the State of Texas and the United States of America.



	 14. Successors and Assigns. This Note and all the covenants and agreements contained herein shall be binding upon, and shall inure to the benefit of, the respective legal representatives, heirs, successors and assigns of the Maker and Lender.



	 15. Severability. If any provision of this Note or the application thereof to any person or circumstance shall be invalid or unenforceable to any extent, the remainder of this Note and the application of such provisions to other persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.



	 16. Waiver of Jury Trial. MAKER HEREBY EXPRESSLY WAIVES THE RIGHT TO TRIAL BY JURY.





	 17.  Notices.



		(a) Any notice required to be given or furnished under this Note to Maker or Lender shall be in writing, shall be sent by certified mail, return receipt requested, personal delivery against receipt and shall be deemed to have been validly served, given or delivered when delivered against receipt or one (1) business day after deposit in the U. S. Mail, postage prepaid, addressed as follows:



	If to Maker, at:	ELEKTRA ENTERPRISES, INC.

				71 Walnut Cove

				Willis, Texas  77378

				ATTN: Maria C. Thodos



				David Angel

				P. O. Box 1398

				La Porte, Texas 77572-1398



	If to Lender, at:	LNH Reit, Inc.

				One Jackson Place, Suite 300

				188 East Capitol Street

				Jackson, Mississippi  39201

				ATTN:  Marshall Loeb



		(b) Either party may change the address to which such notice is to be delivered or mailed, by furnishing written notice of such change to the other party in the manner authorized above, but no such notice of change shall be effective unless and until received by such other party.



	IN WITNESS WHEREOF, this Promissory Note has been executed by the undersigned as of the day and year first hereinabove written.



						MAKER:



						ELEKTRA ENTERPRISES, INC.



WITNESSED BY:



						By:      /s/  Maria C. Thodos

							---------------------------------

							Maria C. Thodos, President

WITNESSED BY:



							/s/  David Angel
											--------------------------------

    							David Angel, Individually